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EXHIBIT 99.1


Pacer International Acquires GTS Transportation Services - BW0184 09-05-00


SEP 05,2000       5:01 PACIFIC       8:01  EASTERN

(BW)(CA-PACER-INTL) Pacer International Acquires GTS Transportation Services; Known for Hands-on Customer Care, GTS Will Boost Pacer's Truck-Brokerage and 3rd-Party Logistics Capabilities

Business Editors/Transportation Writers

      WALNUT CREEK, Calif.--(BUSINESS WIRE)--Sept. 5, 2000--Pacer International, a North American freight transportation and logistics provider based in Walnut Creek, California, has concluded the acquisition of GTS Transportation Services (GTS), a non-asset-based logistics and truck-brokerage operation based in nearby Livermore, California.

      Don Orris, Pacer's chairman and chief executive officer, said GTS manages truckload and less-than-truckload shipments for its customers in the 48 contiguous states as well as in Canada and Mexico.

      GTS reported $87 million in revenues as of Dec. 31, 1999. For the six months ended June 30, 2000, Pacer reported consolidated gross revenues of $600 million, up $240 million, or 67 percent, from the first six months of 1999. Pacer's rapid growth has been driven both internally and through acquisitions.

      "The GTS acquisition will complement several of Pacer's existing services, including our highway brokerage unit and our third-party logistics-management operations," said Bob Cross, Pacer's executive vice president. "GTS brings to the Pacer group a reputation for intense customer service in arranging and managing truck transportation, including hands-on traffic support and very detailed reporting that are valued by today's manufacturers, retailers and distributors. We believe these capabilities can contribute to Pacer's continued business growth."

      Both Patrick Nolan, GTS president, and Jeff Roths, its vice president, will continue to serve in their present capacities, said Cross.

      Stated Roths: "By joining the Pacer group, GTS will benefit from the ability to serve a growing customer base, and from Pacer's financial strength and systems capabilities, which can help ensure the future competitiveness of our operation."

      GTS has about 81 employees, mostly in Livermore, as well as several commissioned agents in key U.S. markets.

      Pacer International is a leading North American freight transportation and logistics services provider. It offers a broad range of intermodal, trucking, warehousing, consolidation and other logistics services on a retail basis, all available through a single organization, Pacer Logistics. Pacer also operates the industry's most extensive double-stack rail system for the distribution of containerized freight, Pacer Stacktrain, which it markets on a wholesale basis. Pacer International is headquartered in Walnut Creek, California, and Pacer Stacktrain is headquartered in Oakland,

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California.

 Note:    Issued by Potash & Company, Oakland
          Steve Potash, 510/261-1570
          sjpotash@potashco.com

 CONTACT: Pacer International,
          Bob Cross, 925/979-4400
          rcross@pacerintl.com

 KEYWORD: CALIFORNIA
 INDUSTRY KEYWORD: TRANSPORTATION MERGERS/ACQ

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